Exhibit 2.8

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

COMPUWARE CORPORATION,

AND

DOCSITE, LLC

DATED AS OF SEPTEMBER 17, 2010

i

INDEX OF EXHIBITS

Exhibit	Description

A	Contingent Consideration

B	Non-Competition and Non-Solicitation Agreement

C	Escrow Agreement

D	Trademark Assignment Agreement

E	Patent Assignment Agreement

F	Assignment of Domain Names

G	Independent Contractor Services Agreement

H	Closing Condition Consents

I	Key Employees

J	Knowledge of Seller

Disclosure Schedule

Section 1.2(o)	Other Purchased Assets
Section 1.3(a)	Excluded Contracts
Section 1.3(e)	Excluded Assets
Section 1.4(a)(ii)	Trade Accounts Payable
Section 1.4(a)(iii)	Other Assumed Liabilities
Section 1.5	Certain Excluded Liabilities
Section 2.1	Organization of Seller
Section 2.2(a)	Seller Equity
Section 2.7	Required Consents
Section 2.8(a)	Seller Financial Statements
Section 2.8(d)	Cash Flow Projection/Cash Distribution Statement
Section 2.9	Internal Controls
Section 2.10	Seller Liabilities
Section 2.11	No Changes
Section 2.12(a)	Accounts Receivable of Seller
Section 2.13(b)	Tax Returns and Audits
Section 2.14	Restrictions on Business Activities
Section 2.15(a)	Leased Real Property
Section 2.15(e)	Equipment
Section 2.15(f)	Customer Information
Section 2.16(b)	Seller Owned Intellectual Property
Section 2.16(c)	Seller Products
Section 2.16(e)	Seller Actions re: Intellectual Property
Section 2.16(l)	License Agreements
Section 2.16(m)	Agreements Affecting Intellectual Property
Section 2.16(n)	Non-Disclosure Agreements
Section 2.16(q)	Third-Party Software
Section 2.16(r)	Intellectual Property Contracts
Section 2.16(t)	Software
Section 2.17(a)	Agreements, Contracts and Commitments
Section 2.17(b)	Major Customers
Section 2.19	Seller Authorizations
Section 2.23	Brokers’ and Finders’ Fees
Section 2.24(b)	Seller Employee Plans and Employee Agreements
Section 2.24(h)	Effect of Transaction
Section 2.24(i)	Employment Matters
Section 2.25	Insurance
Section 2.26	Compliance with Laws
Section 2.27	Sufficiency of Assets
Section 2.29	Warranties; Indemnities
Section 5.10	Covisint Options
Section 5.12	Transferred Seller Employees
Section 8.8(a)	Reserved Liabilities

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 17, 2010, by and between Compuware Corporation, a Michigan corporation (“Buyer”), and DocSite, LLC, a Delaware limited liability company (the “Seller”).

RECITALS

A.           Seller is engaged in the business of (i) developing, creating, licensing, distributing, marketing and selling Seller Products (as hereinafter defined) and activities related thereto, and (ii) services provided and proposed to be provided by Seller (collectively, the “Business”).

B.            Subject to the terms and conditions hereinafter set forth, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Purchased Assets and the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth in this Agreement, the mutual benefits to be gained by the performance of such agreements, covenants and other premises, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged and accepted, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1           Purchase and Sale.  On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall purchase, and Seller shall sell, convey, assign, transfer and deliver, free and clear of all Liens (except for any Permitted Liens), by appropriate instruments of conveyance reasonably satisfactory to Buyer, all of Seller’s right, title and interest as of the Closing Date in and to the Purchased Assets.

1.2           Purchased Assets.  The term “Purchased Assets” means all of the assets, properties, goodwill and rights that are owned, leased or licensed by Seller on the Closing Date and related to, used, held for use or intended to be used in the operation or conduct of the Business, of whatever kind and nature, real, personal or mixed, tangible or intangible, other than the Excluded Assets, including the following (the “Purchased Assets”):

(a)           the Business as a going concern;

(b)           all cash and cash equivalents, including cash and cash equivalents received, held or deposited in Seller’s bank accounts before or after the Closing (other than the Base Consideration, the Contingent Consideration, payments pursuant to the Independent Contractor Services Agreement and any sales Tax received from a customer of Seller after the Closing);

(c)           all deposits, credits, deferred charges, prepayments, prepaid expenses and other prepaid assets;

(d)           all accounts receivable, notes receivable and other amounts receivable from third parties (“Receivables”);

(e)           all office supplies, packaging materials and all other materials and supplies used or consumed by Seller in the Business (“Inventory”);

(f)           all other tangible personal property and interests therein, including all machinery, equipment, trade fixtures, furniture, furnishings, computer hardware and computer accessories (“Personal Property”);

(g)           all rights (including rights in respect of non-performance or breach) under Contracts to which Seller is a party or by which Seller is bound that relate to the Business or to which any of the Purchased Assets are subject, including those that are listed on Section 2.17 of the Disclosure Schedule, and all outstanding offers and solicitations made by or to Seller to enter into any Contract, other than any Contract listed on Section 1.3(a) of the Disclosure Schedule (collectively, the “Purchased Contracts”);

(h)           all lists and records pertaining to customer accounts (whether past, present or under development), sale order history, customer support, development issue tracking, sales plan opportunities, sales pipeline, licensing data, suppliers, personnel and agents;

(i)            all rights, claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment of every kind and nature (including rights against suppliers under warranties covering any Inventory or Personal Property);

(j)            all Intellectual Property and interests therein, including (i) the Intellectual Property set forth on Section 2.16(b) of the Disclosure Schedule and (ii) any goodwill and rights (including the right to sue and recover damages, attorneys' fees and costs for past infringement) associated with the Intellectual Property;

(k)           all Seller Authorizations;

(l)            all insurance, warranty and condemnation net proceeds received before or after the Closing with respect to damage, non-conformance of or loss to any of the Purchased Assets;

(m)           except as provided in Section 1.3 below, all books, records, ledgers, files (including all financial, business and marketing plans and information), documents, mail, correspondence, lists, studies and reports and other printed or written materials (including all development plans, advertising, marketing and promotional materials), in each case, whether evidenced in writing, electronic data or otherwise and whether used internally or externally; provided, however, that Seller shall be entitled to retain copies of all financial and Tax records, including but not limited to all Returns of any kind and the supporting schedules and data for the period prior to the Closing Date;

(n)           all data extracts created by Seller from all relevant systems (including, but not limited to, personnel, finance, sales, and payroll), in formats supplied by Buyer prior to the Closing, and details of current business processes and systems; provided, however, that Seller shall be entitled to retain copies of all personnel records, payroll records, pension records and employee benefit plan records for the period prior to the Closing;

(o)           those other assets, if any, identified or described on Section 1.2(o) of the Disclosure Schedule; and

(p)           all goodwill.

1.3           Excluded Assets.  The Purchased Assets shall not include any of the following assets of the Seller (the “Excluded Assets”):

(a)           all rights existing under each Contract set forth on Section 1.3(a) of the Disclosure Schedule, all rights existing under any collective bargaining agreement or other Contract of any kind or nature with any labor organization and all rights under any other Contract that is not a Purchased Contract (other than as set forth in Section 1.8 below) (collectively, the “Excluded Contracts”);

(b)           any employee benefit plan of any kind sponsored, maintained or contributed to by Seller;

(c)           the accounting records, Returns and other books and records of Seller that are not specifically identified in Section 1.2(m) (provided that Seller shall provide copies of any such books and records (including Returns) to Buyer to the extent related to the Business) and copies of the records described in Section 1.2(m) and 1.2(n);

(d)           all bank accounts; provided, however, that all cash and cash equivalents in such bank accounts shall be deemed to be Purchased Assets as set forth in Section 1.2(b);

(e)           those assets set forth on Section 1.3(e) of the Disclosure Schedule; and

(f)           all rights of Seller under this Agreement and the Related Agreements.

1.4           Assumed Liabilities; Excluded Liabilities.

(a)           Assumed Liabilities.  From and after the Closing, Buyer shall assume and agree to perform (except to the extent that there is a good faith dispute with or a breach by the other contracting party) as of the Closing only the following specific Liabilities of Seller (the “Assumed Liabilities”):

(i)            subject to Section 1.8, all continuing obligations first arising after the Closing Date under each Purchased Contract (but excluding any Liability arising out of or in connection with any breach thereof or default thereunder or tort, infringement or violation of law occurring at any time on or prior to the Closing Date);

(ii)           all trade accounts payable arising in the ordinary course of business with ordinary course payment terms and only to the extent listed in Section 1.4(a)(ii) of the Disclosure Schedule and;

(iii)          all liabilities of Seller for vacation, relocation, compensation (including annual performance bonus payments computed in accordance with past practices through the Closing, and any severance benefits due under existing employment agreements), and payroll taxes, in each case, only to the extent listed in Section 1.4(a)(iii) of the Disclosure Schedule and excluding any Third Party Expenses of Seller.

(b)           Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such Liability is disclosed herein or on any schedule or exhibit hereto, other than the Assumed Liabilities explicitly set forth in Section 1.4(a), Buyer will not assume or be liable for any Liability of any kind or nature whatsoever of Seller, including, but not limited to, those Liabilities arising out of or related to facts, events, transactions, occurrences or actions or inactions arising on or prior to the Closing Date (including any Third Party Expenses of Seller) (collectively, the “Excluded Liabilities”).

1.5           Purchase Price.

(a)           The purchase price for the Purchased Assets shall be equal to (a) $15,000,000 (Fifteen Million Dollars) (the “Base Consideration”), (b) plus the Contingent Consideration (as defined below), (c) plus the assumption of the Assumed Liabilities and any Payment in Lieu of Assumption (as defined below), if applicable (collectively, the “Purchase Price”).

(b)           “Contingent Consideration” shall have the meaning set forth on Exhibit A.  The Contingent Consideration shall be paid by Buyer to Seller as soon as administratively possible after such time as Buyer shall have verified that the conditions described herein have been satisfied.

(c)           Notwithstanding anything to the contrary, in lieu of assuming a particular Assumed Liability, Buyer shall pay Seller additional cash consideration to be used by Seller to pay as of the Closing the Excluded Liabilities listed on Section 1.5 of the Disclosure Schedule, which additional cash consideration shall be equal to the amount of such Excluded Liabilities as listed on such schedule, and which Excluded Liabilities shall in no event be, or be deemed to be, Assumed Liabilities (the “Payment in Lieu of Assumption”).

1.6           Purchase Price Allocation.  Seller and Buyer shall determine for Tax purposes the amount of, and allocate, the total consideration transferred by Buyer to Seller pursuant to this Agreement and appropriately capitalized costs in accordance with the fair market value of the Purchased Assets and Assumed Liabilities as provided by Code Section 1060 and the Treasury Regulations thereunder.  Within forty-five (45) days after the Closing Date, Buyer shall provide to Seller copies of IRS Form 8594 and any required exhibits thereto (the “Allocation Statement”), with Buyer’s proposed allocation of the consideration.  Seller shall review the Allocation Statement and, to the extent Seller in good faith disagrees with the content of the Allocation Statement, Seller shall, within thirty (30) days after receipt of the Allocation Statement, provide written notice to Buyer of such disagreement, which notice shall contain specific items of disagreement and reasons therefor.  If Seller does not object by written notice within such thirty-day period, Buyer’s Allocation Statement shall be final, binding and conclusive for all purposes hereunder and for all Tax purposes.  If Buyer properly expresses a disagreement within the thirty-day period, Seller and Buyer shall attempt in good faith to resolve any such disagreement until the one hundred and fiftieth (150th) day following the Closing Date (the “Allocation Date”).  If, however, the parties are unable to agree on the Allocation Statement on or prior to the Allocation Date, Buyer and Seller shall file their income Tax Returns and all other Tax Returns and necessary tax forms in such a manner as to reflect the allocation of the consideration as determined according to their own Allocation Statements.  In the event that either party’s allocation is disputed by any Taxing Authority, the party receiving notice of such dispute (the “Notice Party”) promptly shall notify the other party and upon request shall from time to time apprise the other party of the resolution of such dispute.

1.7           Closing Transactions.

(a)           Closing.  Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of signed counterparts of all transaction documents in PDF form on the first business day following the satisfaction or waiver of each of the conditions set forth in Article VI hereof, followed by overnight delivery of executed originals, or in person at a location or on such other date as may be mutually agreeable to Buyer and Seller.  The date of the Closing is herein referred to as the “Closing Date.”  The Closing shall be effective as of 12:01 a.m. on the Closing Date.

(b)           Closing Transactions.  Subject to the conditions set forth in this Agreement, the parties shall consummate the following “Closing Transactions” on the Closing Date:

(i)            Buyer shall deliver an aggregate amount equal to the (A) Base Consideration (B) plus the Payment in Lieu of Assumption, if any, (C) less the General Indemnification Escrow Amount, and (D) less the Reserved Liability Escrow Amount, which aggregate amount shall be payable on the Closing Date to a bank account specified by Seller, in exchange for the transfer to Buyer of the Purchased Assets and Buyer shall assume and agree to perform (except to the extent that there is a good faith dispute with or a breach by the other contracting party) the Assumed Liabilities;

(ii)           Buyer shall deposit with the Escrow Agent (A) the General Indemnification Escrow Amount, which will be held, together with any interest earned thereon, in an escrow fund (the “General Indemnification Escrow Fund”) and (B) the Reserved Liability Escrow Amount, which will be held, together with any interest earned thereon, in an escrow fund (the “Reserved Liability Escrow Fund”).  The General Indemnification Escrow Fund will be held and available (a) to satisfy the amounts, if any, that may become due and payable, by Seller to any Buyer Indemnified Parties under this Agreement (other than pursuant to Section 8.2(j)), and (b) to be distributed to Seller, with any accrued interest, all in accordance with the terms of this Agreement and the Escrow Agreement.  The Reserved Liability Escrow Fund will be held and available (a) to satisfy the amounts, if any, that may become due and payable, by Seller to any Buyer Indemnified Parties pursuant to Section 8.2(j) and Section 8.8 of this Agreement, and (b) to be distributed to Seller, with any accrued interest, all in accordance with the terms of this Agreement and the Escrow Agreement.  Buyer and Seller shall each pay one-half of all fees of the Escrow Agent arising under or in connection with the Escrow Agreement; and

(iii)          The parties shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Person under Article VI.

1.8           Assignment of Contracts and Rights.

(a)           Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.  Seller shall for a period of one (1) year following the Closing Date use its commercially reasonable efforts (but without the requirement of any payment of money or the provision of any other consideration by Buyer) to obtain the consent of the other parties to any such Purchased Contract for the assignment thereof to Buyer as Buyer may reasonably request.  Unless and until such consent is obtained prior to the expiration of the one (1) year period, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Parties thereunder so that Buyer would not in fact receive all rights under such Purchased Contract, Seller shall cooperate with Buyer in an arrangement under which Buyer or a Buyer Affiliate would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer or a Buyer Affiliate, or under which Seller would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense Seller’s obligations, any and all rights of Seller against a third party thereto. Seller shall promptly pay to Buyer when received all monies received by Seller under any Purchased Contract, and Buyer shall pay, defend, discharge and perform all Liabilities under such Purchased Contracts as required under Section 1.4(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule furnished to Buyer specifically identifying the corresponding section of this Agreement, or as stated in the particular representation or warranty, Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows:

2.1           Organization of Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  To the Knowledge of Seller, Seller has all company power, governmental licenses, authorizations, permits, consents and approvals to own its properties and assets and to carry on the Business as currently conducted and as currently contemplated to be conducted.  Except as disclosed in the Section 2.1 of the Disclosure Schedule, Seller is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of the Business make such qualifications necessary, except where the failure to be so qualified or licensed will not be material.  Each such jurisdiction in which Seller is so qualified or licensed and is in good standing is set forth in Section 2.1 of the Disclosure Schedule.  Seller has delivered a true and correct copy of its certificate of formation, as amended to date (the “Certificate of Formation”) and operating agreement, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Buyer.  Section 2.1 of the Disclosure Schedule lists the manager(s), and officers of Seller as of the date hereof.  Except as set forth in Section 2.1 of the Disclosure Schedule, the operations now being conducted by Seller are not now and have never been conducted by Seller under any other name.  Section 2.1 of the Disclosure Schedule also lists every state or foreign jurisdiction in which Seller has employees or facilities.

2.2           Seller Capital Structure.

(a)           The capital structure of Seller is as set forth on Section 2.2(a) of the Disclosure Schedule, including the total number of authorized units (“Units”), the classes of Units and the number of issued and outstanding Units of each class of Units (collectively, the “Seller Membership Interests”).  Such issued and outstanding Seller Membership Interests constitute all of the Seller Membership Equity.  Seller Membership Interests are held by the Members in the amounts set forth in Section 2.2(a) of the Disclosure Schedule.  All outstanding Seller Membership Interests are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which Seller is a party or by which it is bound.  Other than as contemplated herein, Seller has not, and will not have, suffered or incurred any Liability relating to or arising out of the issuance or repurchase of any Seller Membership Interests or options or warrants to purchase Seller Membership Interests, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement).  Seller has no other equity, capital stock, interests or units authorized, issued or outstanding.  None of the outstanding Seller Membership Interests or other securities of Seller was issued in violation of any applicable state, federal or foreign securities laws.

(b)           Except for (i) the DocSite Unit Appreciation Right Plan, dated as of May 1, 2005 (the “UAR Plan”), (ii) the rights of Delta Dental Plan of Arkansas, Inc. under the Secured Convertible Promissory Note payable by Seller, dated October 26, 2009, as amended (the “DDAR Note”) to convert the DDAR Note into Class C Units, (iii) the grant of options to acquire Class B Unit of Seller as identified in Section 2.2(a) of the Disclosure Schedule and (iv) the issuance of warrants to acquire Class B Units of Seller as identified in Section 2.2(a) of the Disclosure Schedule, each as amended (the “Plans”), Seller does not now, sponsor or maintain any membership unit option plan or any other plan or agreement providing for the issuance of Seller Membership Equity (including as compensation) to any Person.  Seller has reserved 500,000 Class B Units, no Class A Units and no Class C Units for issuance to employees and managers of, and consultants to, Seller upon the exercise of options granted under the Plans or any other plan, agreement or arrangement (whether written or oral, formal or informal).  Each outstanding Seller Option has been issued in accordance with applicable state, federal and foreign securities laws.

2.3           Anti-takeover Statutes.  No anti-takeover or similar statute or regulation under Delaware Law applies to any of the transactions contemplated by this Agreement.  No other “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover laws or regulations enacted under Delaware Law apply to this Agreement or any of the transactions contemplated hereby.

2.4           Subsidiaries.  Seller does not have and has never had any Subsidiaries or affiliated companies and does not otherwise own or control and has never otherwise owned or controlled any shares of capital stock or any interest in, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

2.5           Authority.  Seller has all company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and any Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and no further company action is required on the part of Seller to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby.  Seller’s management committee has (i) unanimously approved and declared the advisability of this Agreement and the Related Agreements to which Seller is a party, and the transactions contemplated hereby and thereby, and (ii) unanimously resolved to recommend approval and adoption of this Agreement and the Related Agreements to which Seller is a party by the Members.  Prior to the Closing, by valid action by member and manager written consent, in accordance with the Charter Documents and Delaware Law, the Members, after such disclosure required by Delaware Law, will approve and adopt this Agreement and the Related Agreements to which Seller is a party, and the transactions contemplated hereby and thereby, such consent constituting all required approvals of Members of any class or series of Seller Membership Interests (the “Seller Member Approval”).  This Agreement and each of the Related Agreements to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.6           No Conflict.  Assuming receipt of the Required Consents, the execution, delivery and performance by Seller of this Agreement and any Related Agreement to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation or imposition of any Lien under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any resolution adopted by the management committee of Seller, (iii) Contract, or (iv) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties (whether tangible or intangible) or assets.

2.7           Consents.  Except as set forth in Section 2.7 of the Disclosure Schedule, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing (each, a “Required Consent”) with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), or any other third party, is required by, or with respect to, Seller in connection with the execution and delivery of this Agreement and any Related Agreement to which Seller is a party or the consummation of the transactions contemplated hereby and thereby.

2.8           Seller Financial Statements.

(a)           Section 2.8(a) of the Disclosure Schedule sets forth Seller’s (i) unaudited balance sheet as of December 31, 2009, and the related statements of income, cash flow and members’ equity for the 12-month period ending December 31, 2009, (the “Year-End Financials”), and (ii) unaudited balance sheet as of July 31, 2010 (the “Balance Sheet Date”), and the related consolidated statement of income, cash flow and members’ equity for the seven (7) months then ended (the “Interim Financials”).  Except as set forth in Section 2.8(a) of the Disclosure Schedule, the Year-End Financials and the Interim Financials (collectively, the “Financials”) are true, correct and complete in all material respects and have been prepared on a consistent basis throughout the periods indicated and consistent with each other, and such Financials are not in compliance with GAAP and do not reflect accruals for revenue recognition, prepaid expenses, accrued compensation (including, but not limited to vacation, payroll taxes, severance and bonus) and do not contain footnotes and other presentation items that may be required by GAAP).  Except as disclosed in this section and in Section 2.8(a) of the Disclosure Schedule, the Financials present fairly in all material respects Seller’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  Seller’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b)           Except as set forth in Section 2.10 of this Agreement and Section 2.10 of the Disclosure Schedule, there are no “off balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by Seller.

(c)           Since December 31, 2009, (i) neither Seller, nor any manager or officer of Seller, nor to the Knowledge of Seller any employee, auditor, accountant or representative of Seller, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller, or its internal accounting controls, including any material complaint, allegation, assertion or claim that Seller has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller, whether or not employed by Seller, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, managers, employees or agents to the managers of Seller or any committee thereof or to any officer or manager of Seller.

(d)           Attached hereto as Section 2.8(d) of the Disclosure Schedule is an estimated cash flow projection as of the date of this Agreement and a true and correct Cash Distribution Statement.

2.9           Internal Controls.  Except as set forth in Section 2.9 of the Disclosure Schedule, Seller maintains, and since the Balance Sheet Date has maintained, accurate books and records reflecting its assets and liabilities.

2.10           No Undisclosed Liabilities.  Except as set forth in Section 2.10 of the Disclosure Schedule, (i) Seller has no Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type or kind whatsoever, whether accrued, absolute, contingent, determined, determinable, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and (ii) to the Knowledge of Seller, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such Liability, which, individually or in the aggregate, in the case of clause (i) or (ii) of this Section 2.10 (x) has not been reflected in the Current Balance Sheet (if required by GAAP to be so reflected), or (y) has not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof.

2.11           No Changes.  Except as expressly contemplated by this Agreement, or other than as set forth in Section 2.11 of the Disclosure Schedule or this Agreement, since the Balance Sheet Date, Seller has operated the Business only in the ordinary course and there has not been, occurred or arisen any:

(a)           transaction by Seller except in the ordinary course of business as conducted on that date and consistent with past practices;

(b)           amendment or change to the Charter Documents;

(c)           amendment of any term of any outstanding security of Seller;

(d)           expenditure, transaction or commitment by Seller exceeding $10,000 individually or $50,000 in the aggregate with respect to any single Person;

(e)           payment, discharge, waiver or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of Seller), other than payments, discharges, waivers or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(f)           destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of Seller (whether or not covered by insurance);

(g)           material employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to Seller;

(h)           change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller other than as required by GAAP;

(i)            change in any material election in respect of Taxes (as defined in Section 2.13(a) hereof), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(j)            revaluation by Seller of any of its material assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(k)           declaration, setting aside or payment of a dividend or other pre-Closing distribution (whether in cash, equity or property) in respect of any Seller equity, or any split, combination or reclassification in respect of any units of Seller Membership Interests, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Seller’s membership interest, or any direct or indirect repurchase, redemption, or other acquisition by Seller of any units of Seller Membership Equity (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(l)            increase in or other change to the salary or other compensation payable or to become payable by Seller to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by Seller of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(m)          agreement, contract, covenant, instrument, lease, license or commitment to which Seller is a party or by which they or any of their assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which Seller is a party or by which they or any of their assets are bound, other than in the ordinary course of business;

(n)           sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of Seller, including, but not limited to, the sale of any accounts receivable of Seller, or any creation of any security interest in such assets or properties, other than non exclusive licenses of Seller Products by Seller in the ordinary course of business;

(o)           loan by Seller to any Person, purchase by Seller of any debt securities of any Person, or capital contributions to investment in any Person;

(p)           creation or other incurrence by Seller of any Lien on any of its assets, except for Liens for Taxes not yet due and payable;

(q)           incurring by Seller of any Indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by Seller of any Indebtedness, issuance or sale of any debt securities of Seller or guaranteeing of any debt securities of others;

(r)            waiver or release of any right or claim of Seller, including any write off or other compromise of any account receivable of Seller, other than in the ordinary course of business;

(s)           commencement or settlement of any lawsuit by Seller, the commencement, settlement, notice or written threat of any lawsuit or proceeding or other investigation against Seller or its affairs;

(t)            notice of any claim or potential claim of ownership, interest or right by any person other than Seller in or to the Intellectual Property (as defined below) owned by Seller or of infringement by Seller of any other Person’s Intellectual Property (as defined below);

(u)           issuance, grant, delivery or sale by Seller of any units of Seller Membership Interests or securities convertible into, or exercisable or exchangeable for, shares of Seller Membership Interests, or any securities, warrants, options or rights to purchase any of the foregoing;

(v)           (i) sale or license of any Intellectual Property owned by Seller or execution of any agreement with respect to Intellectual Property owned or exclusively licensed by Seller with any Person, (ii) purchase or license of any Intellectual Property or execution of any agreement with respect to the Intellectual Property of any Person, (iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) material change in pricing or royalties set or charged by Seller to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Seller, except in the case of clause (i) or (ii), pursuant to Seller’s End User Agreement, substantially on standard terms and conditions;

(w)          agreement or modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing, reseller or similar rights with respect to any Seller Products or Seller Intellectual Property;

(x)           event, occurrence, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(y)          any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreement (as defined in Section 2.15(b));

(z)           acquisition or agreement to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the Business;

(aa)         cancellation, amendment or renewal of any insurance policy;

(bb)        agreement by Seller, or any officer or employee on behalf of Seller, to do any of the things described in the preceding clauses (a) through (aa) of this Section 2.11 (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement and any Related Agreement).

2.12           Accounts Receivable.

(a)           Section 2.12(a) of the Disclosure Schedule lists all accounts receivable of Seller as of the Closing Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b)           Subject to any reserves set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of Seller (which are prepared in accordance with GAAP consistently applied), all of the accounts receivable of Seller are (i) valid and genuine and have arisen solely out of bona fide sales, licenses, performances of services and other business transactions in the ordinary course of business consistent with past practices in each case with Persons other than Affiliates, (ii) are not subject to any Lien, and (iii) are not subject to valid defenses, set-offs or counter-claims.  No request or agreement for a deduction or discount has been made with respect to any accounts receivable of Seller.

2.13           Tax Matters.

(a)           Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.13(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.13(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)           Tax Returns and Audits.  Except as set forth in Section 2.13(b) of the Disclosure Schedule:

(i)           On or before the Closing Date, Seller shall have (a) prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed on or before the Closing Date (“Returns”) relating to any and all Taxes concerning or attributable to Seller or its operations occurring before the Closing Date and such Returns shall be true and correct and have been or will be completed in accordance with applicable law and (b) timely paid in full all Taxes due and payable by Seller on or before the Closing Date.

(ii)           Seller has withheld or paid to the appropriate authorities or depositories, with respect to its Employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be so withheld or paid.

(iii)           Seller is not now delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller.  Seller has not executed any waiver of any statute of limitations that has not expired on or extending the period for the assessment or collection of any Tax.

(iv)           No governmental agency is conducting an audit or other examination of any Return of Seller, nor has Seller been notified in writing of any request for such an audit or other examination.

(v)           Seller does not have any liability for unpaid Taxes as of the Balance Sheet Date which has not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and Seller has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi)           Seller has provided to Buyer or its counsel copies of the following Returns for the following periods: all federal income tax returns for the tax years 2007, 2008, and 2009, and all state income tax, gross receipts and franchise tax returns for the tax years 2007, 2008, and 2009, that were actually filed by Seller.

(vii)         There are (and immediately following the Closing Date there will be) no Liens on the assets of Seller relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.  Seller has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of Seller.

(viii)        None of Seller’s assets is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

(ix)           Seller has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (b) never been a party to any Tax sharing, indemnification or allocation agreement, (c) no liability for the Taxes of any Person (other than Seller), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership, limited liability Seller or other arrangement that could be treated as a partnership for Tax purposes.

(x)            Seller’s Tax basis in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on its Tax Books and Records.

(xi)           Seller is not and has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xii)          No adjustment relating to any Return that has been filed by Seller and for which the period for the making of such adjustment has not expired by the application of a statute of limitation, has been proposed in writing to Seller by any tax authority.

(xiii)         Seller has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011 4(b)(2).

(xiv)         Seller has not ever received written notice of a claim made by a Tax authority in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(xv)          Seller has never granted a power of attorney (or similar authority) as to any matters regarding Taxes that will have effect as of the Closing Date.

(xvi)         Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law), (C) any interseller transaction or any excess loss account as described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Tax law), (D) any installment sale or open transaction made on or prior to the Closing Date or (E) as a result of any prepaid amount received on or prior to the Closing Date.

(xvii)        Seller has disclosed on its federal income Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(xviii)       Seller did not (i) participate in any “tax shelter” within the meaning of Section 6662 of the Code, or (ii) file IRS Form 8275 or 8275-R or any predecessor or successor thereof or analogous or similar Tax form under Law.

(xix)          Seller has always been taxed as a partnership for federal and state income tax purposes and has not, and will not on or prior to the Closing Date, file an election to be taxed as a corporation for any federal or state tax purposes.

2.14           Restrictions on Business Activities.  Except as set forth in Section 2.14 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party that is currently in force or which is otherwise binding upon Seller which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of Seller, any acquisition of property (tangible or intangible) by Seller, the conduct of business by Seller, or otherwise limiting the freedom of Seller to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, Seller is not now bound any agreement under which Seller is restricted from selling, licensing, or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.15           Real Property; Condition of Equipment; Customer Information.

(a)           Seller does not own any real property, nor has Seller ever owned any real property.  Section 2.15(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Seller or otherwise used or occupied by Seller for the operation of the Business (the “Leased Real Property”).

(b)           Seller has provided Buyer true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to each Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”).  All such Lease Agreements are valid and effective in accordance with their respective terms, and, with respect to Seller, there is not, under any of such leases, any existing default on the part of Seller, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default), and, to the Knowledge of Seller, no other party to any such leases is in default under any such leases.  Seller has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.  Provided the consents, if any, required under the Lease Agreements are obtained prior to the Closing, the Closing will not affect Seller’s continued use and possession of the Leased Real Property for the conduct of business as presently conducted.  Seller currently occupies each Leased Real Property for the operation of the Business.  There are no other parties occupying, or with a right to occupy, each Leased Real Property.  Seller does not owe any brokerage commissions or finders fees with respect to any such Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c)           To the Knowledge of Seller, each Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, ordinary wear and tear excepted, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the business as presently conducted.  To the Knowledge of Seller, neither the operation of Seller on each Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non violation is not dependent on so called non conforming use exceptions.

(d)           Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Assets, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) Seller’s End User Agreements, substantially on standard terms and conditions.

(e)           Section 2.15(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by Seller, and such Equipment is (i) adequate for the conduct of the Business of Seller as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f)           Except for customer lists lawfully and properly purchased or rented in the ordinary course of business and except as set forth on Section 2.15(f) of the Disclosure Schedule, Seller has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”).  Seller has not granted any rights with respect to use of the Customer Information.

2.16           Intellectual Property.

(a)           “Intellectual Property” means:

(i)            any know-how, invention (whether patentable or unpatentable and whether or not reduced to practice), any improvements to any invention, and any patent, utility model, patent application, statutory invention registration or patent disclosure for the foregoing, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any patent;

(ii)           any trademark, service mark, trade dress, logo, trade name, corporate name, domain name, Uniform Resource Locator (URL) or other internet address, telephone or fax number, whether or not registered, together with any translation, adaptation, derivation, or combination and including any associated goodwill, and any application for registration, registration, or renewal of the foregoing;

(iii)          any copyrightable work (including, but not limited to, advertising and promotional materials, catalogs, logo designs, software, compilations of data, and website content) and any copyright therefor, and any application for registration, registration, or renewal of the copyright;

(iv)          any trade secret or confidential or proprietary business information (including, but not limited to, any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, and business and marketing plan or proposal);

(v)           any industrial designs and any registrations and applications therefor;

(vi)          any mask works and any registrations and applications therefor;

(vii)         any computer software (whether in general release or under development), including, without limitation, source code, object code, files, records and databases and all related data and related documentation, but excluding client data compiled, managed or otherwise handled by Seller in the ordinary course of its business;

(viii)        any other proprietary right including moral rights and waivers of such rights by others and the right to sue and recover damages, attorneys’ fees and costs for past infringement of any patent, trademark, copyright; and

(ix)          any copies or tangible embodiment of any of the foregoing and all files relating thereto.

(b)           Seller owns or is licensed to use, and in any event possess sufficient and legally enforceable rights with respect to, all Intellectual Property that is or has been used or exploited in, or that are necessary to conduct the Business as is presently conducted and to commercially exploit any products or service offerings currently under development.  Section 2.16(b) of the Disclosure Schedule sets forth, for the Intellectual Property owned by Seller a complete and accurate list of all (i) patents and patent applications, (ii) trademark and service mark registrations and applications therefor, (iii) unregistered trademarks and service marks, (iv) domain names, (v) copyright registrations and applications therefor, and (6) material unregistered copyrights, indicating for each, where applicable, (A) the jurisdiction, (B) the patent, registration, or application number, (C) the date issued, (D) the date filed, and (E) the owner of record.  Section 2.16(b) of the Disclosure Schedule also sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property, whether Seller is the licensee or licensor thereunder, and any written consent to use, settlement or other agreements relating to any Intellectual Property to which Seller is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, the date executed and the Intellectual Property covered thereby.

(c)           Section 2.16(c) of the Disclosure Schedule contains a complete and accurate list of all product and service offerings (including, but not limited to, software) of Seller that are currently offered for sale, sold, distributed or otherwise disposed of by Seller or which Seller intends to offer for sale, sell, distribute or otherwise dispose of in the future, including any products or service offerings under development (collectively, the “Seller Products”).

(d)           Seller has all right, title, and interest in and to the Intellectual Property owned by Seller free and clear of any Liens and is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each patent, registration, or application listed on Section 2.16(b) of the Disclosure Schedule.  Except as set forth in Section 2.16(b) of the Disclosure Schedule, in each case in which Seller has acquired, other than through a license, any Intellectual Property from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property to Seller.

(e)           The Intellectual Property owned by Seller and, to the Knowledge of Seller, any Intellectual Property licensed, used or exploited by Seller in the conduct of its Business as currently conducted, are valid and subsisting, in full force and effect, and has not been cancelled, expired, or abandoned.  No claim has been made, asserted, or to the Knowledge of Seller threatened, or is pending against Seller based upon, challenging or seeking to deny or restrict the use or exploitation by Seller of any of the Intellectual Property owned or licensed by Seller.  Other than ex parte prosecution of patent, trademark, service mark or copyright applications, there are no proceedings or actions pending before any court or government agency (including the United States Patent and Trademark Office or similar foreign government agencies) related to any of the Intellectual Property owned by Seller.  Except as set forth on Section 2.16(e) of the Disclosure Schedule, there are no actions that must be taken within 180 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a court or government agency (including the United States Patent and Trademark Office or similar foreign government agencies) or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the Intellectual Property owned by Seller.

(f)           Seller has, or has caused to be, delivered to the Buyer or made available to Buyer for inspection in Seller’s offices or in the virtual data room (the “Virtual Data Room”), correct, complete, and fully executed copies of all License Agreements identified in Section 2.16(b) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates).  With respect to each of the License Agreements, Seller represents and warrants that:

(i)            each license agreement, together with any and all ancillary documents pertaining thereto, is legal, valid, binding, and enforceable and in full force and effect in accordance with its terms and represents the entire agreement with respect to the subject matter of such license agreement;

(ii)           the license agreement, together with any and all ancillary documents pertaining thereto, will continue to be legal, valid, binding, and enforceable and in full force and effect in accordance with its terms on terms identical to those currently in effect upon consummation of the transactions contemplated by this Agreement and the consummation of such transactions will not constitute a breach or default under such license agreement or otherwise give any party to the license agreement other than Seller a right to terminate such license;

(iii)          Seller has not received any notice of termination or cancellation under such license agreement, nor any notice of a breach or default under such license agreement which has not been cured and Seller has not sublicensed or granted any of the licensed rights to another party in violation of the license agreement; and

(iv)          Neither Seller, nor to the Knowledge of Seller any other party to such license, is in breach or default in any material respect and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification, or acceleration under such license agreement.

(g)           Subject to completion of appropriate assignment agreements between Buyer and Seller relating to the Intellectual Property, and related filings of such assignments with any government authorities, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property owned by Seller and will not require the consent of any governmental authority or third party in respect of such Intellectual Property.  As a result of the transactions contemplated by this Agreement, upon the Closing, Seller will continue to possess, or own or possess adequate and enforceable licenses, sublicenses, or other rights to use and or exploit, without payment of any additional fee, all the Intellectual Property owned or licensed by Seller.

(h)           There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations which (i) restrict Seller’s’ rights to use any Intellectual Property, (ii) restrict Seller’s Business in order to accommodate a third party’s Intellectual Property or (iii) permit third parties to use any Intellectual Property owned by Seller.  Seller has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements and no royalties, honoraria or other fees are payable by Seller for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

(i)           To the extent indicated in Section 2.16(b) of the Disclosure Schedule, such Intellectual Property has been duly registered in, filed in, or issued by, the offices indicated.

(j)           To the Knowledge of Seller, no third party is infringing, misappropriating, diluting, or violating any Intellectual Property owned or exclusively licensed by Seller.

(k)          The (i) products or services provided by Seller, (ii) conduct of the Business by Seller, and (iii) use or exploitation of the Intellectual Property owned or licensed by Seller does not conflict with or otherwise infringe or misappropriate the rights or property of any third party.  No claim has been made, asserted or to the Knowledge of Seller threatened, or is pending against Seller alleging that any of (i), (ii) or (iii) in the preceding sentence conflict with or otherwise infringe or misappropriate the rights or property of any third party.

(l)           Section 2.16(l) of the Disclosure Schedule lists all licenses or other agreements between Seller and any other Person wherein Seller has agreed to, or assumed, any obligation or duty to warrant, defend, indemnify or otherwise incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Person of the Intellectual Property of any other Person.

(m)          Except as set forth in Section 2.16(m) of the Disclosure Schedule, Seller has not (i) entered into any agreement under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property owned by Seller, to any other Person, (ii) entered into any agreement under which it has granted any covenant not to sue, assert or exploit any Intellectual Property owned by Seller, or (iii) entered into any Agreement under which Seller has granted any Person the right to bring a lawsuit for infringement or misappropriation of any Intellectual Property owned by Seller.

(n)           All disclosures of confidential Intellectual Property by Seller or its designees to third parties have been made pursuant to non-disclosure agreements that protect the confidentiality of such Intellectual Property and restrict the use of such Intellectual Property to an identified purpose.  Except as set forth in Section 2.16(n) of the Disclosure Schedule, all former and current employees of Seller have executed non-disclosure agreements that protect the confidentiality of such Intellectual Property and restrict the use of such Intellectual Property to an identified purpose.

(o)           Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller has executed such an agreement).  To the Knowledge of Seller, the trade secrets are not part of the public knowledge or literature and, to the Knowledge of Seller, have not been used, divulged or appropriate either for the benefit of any Person (other than Seller) or to the detriment of Seller.

(p)           The Seller Products currently licensed by Seller to customers are in substantial conformance with all applicable contractual commitments, express and implied warranties, specifications and the current documentation, whether electronically embedded, written or otherwise, shipped with such Seller Products, except for errors and bugs of the type, scope and nature generally acceptable in the software industry for similar types of software products.

(q)           Except as set forth in Section 2.16(q) of the Disclosure Schedule, Seller has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are used or necessary to create, modify, compile, operate or support any software comprising Intellectual Property owned or exclusively licensed by Seller, or incorporated into a product or service offering of Seller.

(r)            Except as disclosed in Section 2.16(r) of the Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement will result in any third party being granted rights or access to, or the placement in or release from escrow, any Intellectual Property owned by Seller including, but not limited to, source code for any software.  Except as set forth in Section 2.16(r) of the Disclosure Schedule, to the Knowledge of Seller, neither Seller, nor any other Person acting on Seller’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Intellectual Property owned by Seller including, but not limited to, source code for any software of Seller.  To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller, or any Person acting on its behalf to any Person of any Intellectual Property owned by Seller including, but not limited to, source code for any software of Seller.  Section 2.16(r) of the Disclosure Schedule identifies each Contract pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any Intellectual Property owned by Seller including, but not limited to, source code for any software of Seller, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Intellectual Property owned by Seller including, but not limited to, source code for any software of Seller.

(s)           The software Products of Seller are free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise damage or disable the products (or systems that interact or interoperate with the products) or that may result in damage to any of the foregoing.  The components used in or with software products of Seller obtained from third person suppliers are free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the products (or systems that interact or interoperate with such products) or that might result in damage thereto.  Seller has taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that the information technology systems utilized by Seller in the operation of the business are free from Disabling Codes and Contaminants.  Seller has in place appropriate disaster recovery plans, procedures and facilities and have taken all commercially reasonable steps to safeguard the information technology systems utilized by Seller in the operation of the Business and restrict unauthorized access thereto.

(t)           Section 2.16(t) of the Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software,” “shared source software,” or under a similar licensing or distribution model (including but not limited to the GNU General Public License, GNU Lesser General Public License, any license recognized as an open source license by the Open Source Initiative (OSI) or any shared source license) (“Open Source Materials”) that is used by Seller in any way and describes the manner in which the Open Source Materials were used and, if appropriate, modified and distributed by Seller.

2.17           Agreements, Contracts and Commitments.

(a)           Except as set forth on Section 2.17(a) of the Disclosure Schedule, Seller is not a party to, or bound by:

(i)           any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson (other than “at will” employment agreements entered into in the ordinary course of business), any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii)           any agreement or plan, including, without limitation, any equity option plan, equity appreciation rights plan or equity purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)          any fidelity or surety bond or completion bond;

(iv)          any lease of personal property;

(v)           any lease of real property;

(vi)           except as provided in Section 2.17(a)(vii) below, any agreement of indemnification or guaranty;

(vii)         any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;

(viii)        any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Seller’s Business;

(ix)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)            any purchase order or contract for the purchase of materials involving in excess of $5,000 individually;

(xi)           any construction contracts;

(xii)          any partnership, dealer, distribution, joint marketing, joint venture, strategic alliance, affiliate, development agreement or similar agreement;

(xiii)         any agreement, contract or commitment to alter Seller’s interest in any corporation, association, joint venture, partnership or business entity in which Seller directly or indirectly holds any interest;

(xiv)         any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of Seller; or

(xv)          other than customer purchase orders, any other agreement, contract or commitment that involves $5,000 individually or $10,000 in the aggregate or more with respect to any Person and is not cancelable without penalty within 30 days.

Each of the Contracts listed on or required to be listed on Section 2.17(a) of the Disclosure Schedule (other than the Excluded Contracts) shall be referred to as a “Material Contract” and collectively, as the “Material Contracts.”

(b)           Except as set forth in Section 2.17(b) of the Disclosure Schedule, there are no end-user customers that account for greater than five percent (5%) of Seller’s net sales.  Section 2.17(b) of the Disclosure Schedule contains a list of Seller’s 10 largest customers for the l2 months ending June 30, 2010, and sets forth opposite the name of each such customer the percentage of net sales attributable to such customer.  During the last 12 months, Seller has not received any written notices or threats of termination from any of such customer that any such customer intends or otherwise anticipates a termination or material reduction in the level of business with Seller.  True and complete copies of each Material Contract have been delivered to Buyer or made available to Buyer in Seller’s Virtual Data Room.  Except as set forth in Section 2.17(b) of the Disclosure Schedule, each Material Contract to which Seller is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of Seller enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect in accordance with its terms with respect to Seller; Seller is in compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract; and no party obligated to Seller pursuant to any such Material Contract has breached, violated or defaulted under such Material Contract, or taken any action or failed to act, such that, with the lapse of time, giving of notice or both, such action or failure to act would constitute such a breach, violation or default under such Material Contract by any such other party.

(c)           Subject to execution and delivery of all required assignment agreements and consents, following the Closing Date, the Buyer will be permitted to exercise all of its rights under the Material Contract without the payment of any additional amounts or consideration other than ongoing obligations, fees, royalties or payments which Seller would otherwise be required to satisfy, perform or pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.  Except with respect to this Agreement, Seller is not in violation of any term of or in default under (A) the Charter Documents or (B) any Material Contract.

(d)           All outstanding Indebtedness of Seller may be prepaid without penalty.

2.18           [Intentionally Omitted].

2.19           Governmental Authorization.  Except as set forth in Section 2.19 of the Disclosure Schedule, each consent, license, permit, grant or other authorization (i) pursuant to which Seller currently operates or holds any interest in any of its properties or (ii) which is required for the operation of Seller’s Business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Seller Authorizations”) has been issued or granted to Seller.  To the Knowledge of Seller, except as set forth in Section 2.19 of the Disclosure Schedule, Seller Authorizations are in full force and effect and constitute all Seller Authorizations required to permit Seller to operate or conduct their business as currently conducted or hold any interest in their properties or assets.  To the Knowledge of Seller, Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under Seller Authorizations.  To the Knowledge of Seller, none of Seller Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

2.20           Litigation.  There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of Seller, threatened against Seller, its properties (tangible or intangible) or any of its officers or managers in their capacities as such, nor, to the Knowledge of Seller, is there any reasonable basis therefor.  There is no investigation pending or, to the Knowledge of Seller, threatened against Seller, any of its assets (tangible or intangible) or any of its officers or managers by or before any Governmental Entity, nor, to the Knowledge of Seller, is there any reasonable basis therefor.  No Governmental Entity has at any time challenged or questioned the legal right of Seller to conduct their operations as presently or previously conducted or as presently contemplated to be conducted.

2.21           Minute Books.  On or before the Closing, Seller shall have delivered to counsel for Buyer a true, correct and complete copy of the minute book of Seller.  At the Closing, the minute books of Seller will be in the possession of Seller’s counsel.

2.22           Environmental Matters.  To the Knowledge of Seller, Seller has not generated, used, treated, stored, released, discharged or disposed of any Hazardous Materials on any leased real property nor on any other property on which Seller has conducted its business and, to the Knowledge of Seller, no Hazardous Materials has been generated, used, treated or stored on, released, discharged or disposed of onto, from or under any Leased Real Property or on any other property on which Seller have conducted the Business, in each case, except (i) in compliance with Environmental Laws, and (ii) in a manner that would not give rise to any Environmental Claim or to any other liability or obligations under Environmental Laws.  To the Knowledge of Seller, Seller is and has been in compliance with Environmental Laws with respect to the conduct of the Business.  There are no pending or, to the Knowledge of  Seller, threatened Environmental Claims against Seller.

2.23           Brokers’ and Finders’ Fees.  Except as set forth in Section 2.23 of the Disclosure Schedule, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.

2.24           Employee Benefit Plan and Compensation.

(a)           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)            “Affiliate” as used in this Section 2.24 shall mean any person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(ii)           “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(iii)          “Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Seller, or with respect to which Seller has or may have any liability or obligation, for the benefit of any Employee, including any International Employee Plan.

(iv)          “DOL” shall mean the United States Department of Labor.

(v)           “Employee” shall mean any current or former employee, consultant or manager of Seller.

(vi)           “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, contract, or understanding (including, without limitation, any offer letter or any agreement providing for compensation or benefits) between Seller and any Employee.

(vii)         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(viii)        “IRS” shall mean the United States Internal Revenue Service.

(ix)           “Multiemployer Plan” shall mean any Pension Plan, which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(x)           “Pension Plan” shall mean each Seller Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)           Schedule.  Section 2.24(b) of the Disclosure Schedule contains an accurate and complete list of each Seller Employee Plan and each Employee Agreement.  Section 2.24(b) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of Seller as of the date hereof.  To the Knowledge of Seller, no employee listed on Section 2.24(b) of the Disclosure Schedule intends to terminate his or her employment by Seller before the Closing Date.

(c)           Documents.  Seller has provided to Buyer, or has provided Buyer with access to in Seller’s offices or through Seller’s Virtual Data Room (i) correct and complete copies of all documents embodying each Seller Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Seller Employee Plan, (iii) all COBRA forms and related notices (or such forms and notices as required under comparable law), and (iv) all IRS determination opinion, notifications and advisory letters issued with respect to each Seller Employee Plan.

(d)           Employee Plan Compliance.  To the Knowledge of Seller, Seller has performed all obligations required to be performed by them under, are not in default or violation of, and Seller has no Knowledge of any default or violation by any other party to any Seller Employee Plan, and each Seller Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code.  Any Seller Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or notification, advisory, or opinion letter, as applicable) as to its qualified status under the Code.  To the Knowledge of Seller, Seller has timely made all contributions and other payments required by and due under the terms of each Seller Employee Plan.

(e)           No Pension or Welfare Plans.  Seller has never maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA, Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.

(f)           Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has Seller or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.  Seller has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g)           COBRA.  Seller has, prior to the Closing Date, complied with COBRA.  Seller has no unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA or any state law governing health care coverage or extension.

(h)           Effect of Transaction.  Except as contemplated by this Agreement and as disclosed in Section 2.24(h) of the Disclosure Schedule with respect to the Plans, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by Seller or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(i)           Employment Matters.  Seller is in material compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) except as set forth in Section 2.24(i) of the Disclosure Schedule is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no action, suits, claims or administrative matters pending, or, to the Knowledge of Seller, threatened or reasonably anticipated against Seller, any Affiliate, or any of their Employees relating to any Employee, Employee Agreement or Seller Employee Plan (other than claims for benefits), there are no pending or threatened or reasonably anticipated claims or actions against Seller, any Affiliate, any Seller trustee or any trustee of any Affiliate under any worker’s compensation policy or long term disability policy.  Except as set forth in Section 2.24(i) of the Disclosure Schedule, the services provided by each of Seller’s, and each Affiliates’ Employees is terminable at the will of Seller and its Affiliates.  Section 2.24(i) of the Disclosure Schedule lists all liabilities of Seller to any Employee that result or would result as a result of the consummation of the transactions set forth herein and lists any severance or change of control agreements between Seller and any employee.  Seller has no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(j)           Labor.  No work stoppage or labor strike against Seller or any Affiliate is pending, or, to the Knowledge of Seller, threatened or reasonably anticipated.  Seller has no Knowledge of any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.  To the Knowledge of Seller, Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Seller.  Seller has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(k)           No Interference or Conflict.  To the Knowledge of Seller, no Member, manager, officer, Employee or consultant of Seller or any of its Affiliates is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of Seller or any of its Affiliates or that would interfere with Seller’s Business.  To the Knowledge of Seller, neither the execution nor delivery of this Agreement, nor the carrying on of Seller’s Business as presently conducted or proposed to be conducted nor any activity of such officers, managers, Employees or consultants in connection with the carrying on of Seller’s Business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, managers, Employees, or consultants is now bound.

2.25           Insurance.  Section 2.25 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and managers of Seller since January 1, 2009.  There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Seller has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid, and each of Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Except as set forth in Section 2.25 of the Disclosure Schedule, Seller has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies.  Except as set forth in Section 2.25 of the Disclosure Schedule, Seller has not ever maintained, established, sponsored, participated in or contributed to any self insurance plan.

2.26           Compliance with Laws.  To the Knowledge of Seller, Seller has complied with, is not in violation of, and, except as set forth in Section 2.26 of the Disclosure Schedule, has not received any written notices of violation with respect to any Law, including any applicable licenses and permits for the export of Seller Products.

2.27           Sufficiency of Assets.  Except as set forth on Section 2.27 of the Disclosure Schedule, the Purchased Assets constitute all the assets (tangible and intangible) and services necessary to operate and conduct the Business as it is currently operated and conducted by Seller and will enable Buyer to operate and conduct the Business after the Closing in the same manner as operated by Seller prior to the Closing.

2.28           Foreign Corrupt Practices Act.  To the Knowledge of Seller, Seller (including any of its officers, managers, employees and others acting on behalf of Seller) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.29           Warranties; Indemnities.  Except for the warranties and indemnities contained in those Contracts set forth in Section 2.29 of the Disclosure Schedule (including the Purchased Contracts and the Excluded Contracts) and warranties implied by law, Seller has not given any warranties or indemnities relating to Seller Products or Intellectual Property licensed or sold or services rendered by Seller.

2.30           Complete Copies of Materials.  Seller has delivered to Buyer or made available to Buyer in the Virtual Data Room or otherwise true and complete copies of each document identified in the Disclosure Schedule.

2.31           Representations Complete.  To the Knowledge of Seller, none of the representations or warranties made by Seller (as modified or qualified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Seller pursuant to this Agreement, taken together as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1           Organization, Standing and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

3.2           Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no further company action is required on the part of Buyer to authorize the Agreement and any Related Agreements to which is it a party and the transactions contemplated hereby and thereby.  This Agreement and any Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  Buyer has now and on the Closing Date sufficient funds available to close the transaction contemplated by this Agreement.

3.3           Conflicts.  The execution and delivery of this Agreement and any Related Agreement to which Buyer is a party do not, and the consummation of the transactions contemplated hereby will not result in any Conflict with (i) any provision of the articles of incorporation or bylaws of Buyer, as amended, (ii) any resolution adopted by the board of directors of Buyer, (iii) any material Contract of Buyer, or (iv) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties (whether tangible or intangible) or assets.

3.4           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any other third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and any Related Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and any other antitrust or other competition laws of other jurisdictions.

3.5           Brokers’ and Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or its authorized to act on behalf of such Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.6           Covisint.  Covisint Corporation (“Covisint”) is a corporation organized under the laws of the State of Michigan, and is a wholly owned subsidiary of Buyer.  Buyer had provided Seller or Seller’s counsel with a true and correct copy of the Covisint Corporation 2009 Long Term Incentive Plan and the related form of stock option agreement, both as in effect as of the Closing.

ARTICLE IV

AGREEMENTS PRIOR TO CLOSING

4.1           Covenants of Seller.  Prior to the Closing, unless Buyer otherwise agrees in writing, or unless otherwise stated in this Section 4.1, Seller shall:

(a)           keep in full force and effect its corporate existence and all rights and franchises relating or pertaining to the Business and the Purchased Assets and maintain in full force and effect the existence of all of the Intellectual Property;

(b)           comply with all material legal requirements and contractual Liabilities applicable to the operations of the Business and pay all applicable Taxes with respect thereto when due and payable;

(c)           cooperate with Buyer, use commercially reasonable efforts and take such actions to cause the conditions to Buyer’s obligation to close to be satisfied (including the execution and delivery of all Related Agreements and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations); provided, however, that notwithstanding the foregoing, Seller will provide copies of all documentation necessary to comply with this Section 4.1(c) to Buyer for its review and approval prior to submitting such documentation to the appropriate Persons;

(d)           confer on a regular and reasonable basis with representatives of Buyer to report on operational matters and the general status of ongoing operations of the Business;

(e)           provide, and cause its managers officers, employees, attorneys, accountants and other agents to provide, Buyer and its accounting, legal, funding sources and other representatives full and complete access at all reasonable times to the Business’ managers, officers, personnel, suppliers, consultants, attorneys, accountants and facilities and to business, financial, legal, accounting, regulatory, tax, compensation and other data and information concerning the Business;

(f)           not take any action (or agree or commit to take any action) that, if taken prior to the date of this Agreement, would require disclosure under Section 2.11 or otherwise constitute a breach thereof as of the Closing Date; and

(g)           use commercially reasonable efforts to obtain all Required Consents.

4.2           Covenants of Buyer.  Prior to the Closing, Buyer shall cooperate with Seller and use its commercially reasonable efforts to cause the conditions to Seller’s obligation to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations required to be obtained by Buyer hereunder).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Public Disclosure.  No party shall issue any press release, statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior consent of the other party.  Notwithstanding the foregoing, after this Agreement is executed by Seller and Buyer, Buyer may make any public disclosure it believes in good faith is required by applicable law or any requirement of the Nasdaq Global Select Market; provided, however, that prior to making such disclosures the Buyer shall provide Seller with a copy of such proposed disclosure and the managers of Seller shall have the right to make reasonable comments and changes to such disclosure.

5.2           Acquisition Proposals.

(a)           From the date hereof until the Closing Date, Seller shall not authorize nor shall it authorize or permit any officer, manager, employee, representative or agent of Seller (including, without limitation, any investment banker, financial advisor, attorney, accountant, or other advisor, agent or representative retained by Seller) to, directly or indirectly, (i) solicit, initiate, encourage, or induce or take any other action to in any way facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to (including by way of furnishing information or assistance) an Acquisition Proposal, (ii) engage in or otherwise participate in any negotiations or discussions concerning, provide any information to, or cooperate in any way with, any Person relating to, any Acquisition Proposal, (iii) agree to, approve or recommend any agreement, agreement in principle, letter of intent, term sheet, or other similar instrument relating to any Acquisition Proposal, or (iv) enter into any agreement in principle, letter of intent, term sheet, or other similar instrument relating to any Acquisition Proposal.  Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and enforce any confidentiality agreements to which it is a party.

(b)           In addition to the obligations of Seller set forth in Section 5.2(a), unless prohibited under a confidentiality agreement that was executed on or before August 27, 2010, as promptly as practicable (and in any event within one Business Day) after receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry relating in any way to any Acquisition Proposal, Seller shall provide Buyer with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making such Acquisition Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Acquisition Proposal, request, or inquiry.  In addition, Seller shall provide Buyer as promptly as practicable (and in any event within two Business Days) with all information as is reasonably necessary to keep Buyer fully informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Acquisition Proposal, request or inquiry, and shall provide, as promptly as practicable, to Buyer a copy of all material written materials (including material written materials provided by email or other electronic format) provided by the or to Seller, in connection with such Acquisition Proposal, request or inquiry.  Seller agrees that it shall not after the date of this Agreement enter into any confidentiality agreement or other agreement with any Person subsequent to the date of this Agreement which prohibits Seller from providing the information required by this Section 5.2(b) to Buyer.  Seller shall provide Buyer with seventy-two hours prior notice (or such lesser prior notice as is provided to the members of its management committee) of any meeting of its management committee at which its management committee is reasonably expected to consider any Acquisition Proposal.

5.3           Conduct of the Business.  From the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement, or with the prior consent of Buyer, Seller shall carry on the Business and operations in the ordinary course consistent with past practice.  During such period, Seller will use its commercially reasonable efforts to (x) preserve the Business intact; (y) keep available to Seller the present services of the employees of Seller, and (z) preserve for itself and Buyer the goodwill of the customers of Seller and others with whom Seller has business relationships.  Without limiting the generality of the foregoing, except (i) with the prior written consent of Buyer, or (ii) as contemplated in this Agreement, Seller shall not engage in any activity listed in Section 2.11 of this Agreement.

5.4           New Employee Benefits.  Buyer agrees to provide each employee of Seller who receives and accepts an offer of full-time employment from Buyer prior to the Closing Date, and is an employee of Buyer immediately following the Closing Date (collectively, the “Transferred Seller Employees”) with the types and levels of employee benefits maintained by Buyer for similarly situated employees of Buyer, subject to any applicability or other requirements.  Seller shall be responsible for the termination of and final 5500 filing requirements for all employee benefit plans not assumed by Buyer.  No Transferred Seller Employees will be required to sign a non compete or non solicitation covenant that extends for more than one year after the date such Transferred Seller Employee’s employment with Buyer is terminated.

5.5           Closing Date Cash Balance Statement.  At the Closing, Seller shall prepare and deliver to Buyer a cash balance statement from Seller’s bank, which shall set forth Seller’s cash balance as of the Closing (but prior to receipt of the Purchase Price) and shall be accompanied by a certificate from Seller in a form acceptable to Buyer (the “Closing Date Cash Balance Statement”).

5.6           Additional Documents and Further Assurances.  Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.7           Certain Tax Matters.

(a)           Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving Seller and a Person (other than Seller) shall be terminated as of the Closing Date and, after the Closing Date, Seller shall not be bound thereby or have any liability thereunder.

(b)           Preparation of Tax Returns; Payment of Taxes.  Seller shall prepare and file, or cause to be prepared and filed, all Returns of or which include Seller that are required to be filed (after giving effect to any valid extension of time in which to make such filing) on or prior to the Closing Date.  Seller shall pay (or cause to be paid) all Taxes shown due with respect to such Returns.

(c)           Transfer Taxes.  Seller shall be responsible for the timely payment of all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, real estate transfer taxes and other similar taxes and fees (collectively, “Transfer Taxes”) arising out of, or in connection with, or attributable to transactions effected pursuant to this Agreement.  Within ninety (90) days after the Closing Date, Seller shall provide Buyer with copies of any Transfer Tax Returns and proof of payment of any Transfer Taxes with respect to the transactions effected pursuant to this Agreement.

(d)           Cooperation on Tax Matters.  Seller and Buyer shall cooperate and shall furnish to each other, upon request, and as promptly as practicable, such information (including access to books and records) and assistance relating to the Business as is reasonably necessary for the filing of any Tax Return, the preparation of any Tax audit, or the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment for which Seller or Buyer retains liability under this Agreement.  Seller shall provide to Buyer, when filed, a copy of all federal and state Returns of Seller for the 2010 Tax year.  Buyer and Seller shall keep such information and documents received by them confidential unless otherwise required by Law.  If any state Tax authority commences an audit of Seller, Seller shall promptly inform Buyer of such audit.  Seller shall keep Buyer apprised of all developments and proposed resolutions of such audit and shall consult with Buyer regarding such audit.  The final determination of whether to accept a settlement or to appeal or litigate a proposed assessment shall be controlled by Seller.  Buyer’s participation in the handling of an audit shall in no way diminish Buyer’s rights under this Agreement to indemnification from Seller for any Taxes for which Seller is responsible.  If, during the course of any audit or investigation of the Covisint business unit of Buyer by any state Tax authority, an inquiry is made regarding the conduct of the business of Seller prior to the Closing Date, or an assertion is made against Buyer for successor or transferee liability for any Tax relating to the business conducted by Seller prior to the Closing Date, Buyer shall promptly notify Seller of such inquiry or assertion and shall disclose to Seller all relevant facts to inform Seller of any potential tax liability relating to such inquiry or assertion.  Seller shall have no right to participate in the audit of Buyer.

5.8           Supplements to Disclosure Schedule.  Seller shall promptly (once Seller obtains Knowledge thereof) disclose to Buyer in writing (a) any breaches of the representations and warranties contained in Article II, (b) any information contained in the representations and warranties or the Disclosure Schedule which is incomplete or no longer correct as of all times after the date of this Agreement until the Closing Date, or (c) any breach of any covenant hereunder by Seller; provided, however that (i) no such notice shall have the effect of curing or correcting any breach of a representation, warranty, agreement or covenant and (ii) Buyer’s right to terminate this Agreement as provided herein shall not be affected by any such notice.

5.9           Access and Investigation.  Prior to the Closing Date, upon reasonable notice, Seller will, and shall cause its representatives to (a) afford Buyer and its advisors full and free access, during regular business hours, to Seller's personnel, properties, Contracts, permits, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Business, (b) furnish Buyer and its advisors with copies of all such Contracts, permits, books and records and other existing documents and data as Buyer may reasonably request, (c) furnish Buyer and its advisors with such additional financial, operating and other relevant data and information as Buyer may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller.

5.10           Post-Closing Option Grants.  As soon as administratively possible after the Closing, Seller shall cause Covisint to grant to those Transferred Seller Employees listed on Section 5.10 of the Disclosure Schedule an aggregate of 10,000 Covisint options, which represents 1/15 of the total original option pool of 150,000 shares (of which 26,500 shares are available as of the date of this Agreement), on terms and conditions no less favorable than Covisint options issued to any other person, firm or entity as of the date of this Agreement.

5.11           Trademarks; Tradenames; Domain Names.  As of the Closing Date, Seller shall eliminate the use of all of the trademarks, trade names and service marks included in the Purchased Assets including Seller’s own name and derivations thereof, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders, acknowledgments, customer agreements and other contracts, business documents and marketing materials and any Seller website; provided, however, that Seller shall be entitled to use such trademarks, trade names and service marks to the extent reasonably necessary to wind down and liquidate its business or to deal with Excluded Assets and Excluded Liabilities.

5.12           Transferred Seller Employees.  Buyer shall offer employment to the Persons identified on Section 5.12 of the Disclosure Schedule attached hereto and made a part hereof.

5.13           Seller Employee Plans.  As of the Closing, Seller shall have made all Seller and employee contributions and other payments required by and due as of the Closing under the terms of each Seller Employee Plan.  Seller shall keep and maintain each Seller Employee Plan through at least September 30, 2010, cover each Employee of Seller as of immediately prior to the Closing under such Seller Employee Plans through September 30, 2010, and as promptly as possible after the Closing, vest each Employee of Seller under the DocSite LLC 401(k) Profit Sharing Plan & Trust as of the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

6.1           Conditions to Each Party’s Obligation.  The respective obligation of each party hereto to consummate the transactions contemplated hereby is subject to the fulfillment or written waiver by Buyer and Seller prior to the Closing Date of each of the following conditions:

(a)           Company Approvals.  This Agreement shall have been duly adopted by the consent of the Members and Managers of Seller.

(b)           No Injunction.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(c)           Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

6.2           Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated hereby is also subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation or qualification as to “materiality” (including the term “material”) or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller, in their capacities as officers of Seller, to such effect.

(b)           Performance of Obligations of Seller.  Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller in their capacities as officers of Seller, to such effect.

(c)           Closing Deliveries.  Buyer shall have received the Closing deliveries listed in Section 7.1 of this Agreement.

(d)           Material Adverse Effect.  From the date of this Agreement and the Closing Date, there shall not have occurred any event, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Due Diligence.  Buyer shall have been satisfied, in its sole discretion, with its financial, business and legal due diligence review of Seller.

6.3           Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions contemplated hereby is also subject to the fulfillment or written waiver by Seller prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation or qualification as to “materiality” (including the term “material”) or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Financial Officer of Buyer in her capacity as an officer to Buyer to such effect.

(b)           Performance of Obligations of Buyer.  The Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of the Buyer by the Chief Financial Officer of Buyer to such effect.

(c)           Closing Deliveries.  Seller shall have received the closing deliveries listed in Section 7.2 of this Agreement.

ARTICLE VII

CLOSING DELIVERIES OF THE PARTIES

7.1           Closing Deliveries of Seller.  At the Closing, Seller shall deliver the following documents to Buyer.

(a)           Closing Condition Consents.  Seller shall deliver to Buyer all Closing Condition Consents.

(b)           Non-Competition and Non-Solicitation Agreements.  Seller shall provide evidence satisfactory to Buyer that each Key Employee (i) has executed and delivered a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B and (ii) such Non Competition and Non-Solicitation Agreement shall be in effect as of the Closing Date.

(c)           Closing Date Cash Balance Statement.  Seller shall deliver the Closing Date Cash Balance Statement pursuant to Section 5.5 hereof.

(d)           Certificate of Secretary of Seller.  Seller shall deliver a certificate, validly executed by the Secretary of Seller, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the managers of Seller whereby this Agreement and the transactions contemplated hereunder were unanimously approved, (iii) the approval of this Agreement and the transactions contemplated hereby by the Members, and (iv) the valid adoption of resolutions of the managers of Seller terminating the DocSite LLC 401(k) Profit Sharing Plan and Trust and all other employee benefit plans of Seller not expressly assumed by Buyer.

(e)           Certificates of Good Standing.  Seller shall deliver long-form certificates of good standing from the Secretary of State of the State of Delaware, North Carolina, and Maryland dated within twenty (20) days prior to Closing with respect to Seller.

(f)            FIRPTA Certificate.  Buyer shall have received a copy of a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligation under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of Seller.

(g)           Escrow Agreement.  Seller shall execute and deliver an escrow agreement, the form of which is attached as Exhibit C (the “Escrow Agreement”).

(h)           Trademark Assignment Agreement.  Seller shall execute and deliver a trademark assignment agreement, the form of which is attached as Exhibit D (the “Trademark Assignment Agreement”).

(i)           Patent Assignment Agreement.  Seller shall execute and deliver a patent assignment agreement, the form of which is attached as Exhibit E (the “Patent Assignment Agreement”).

(j)           Assignment of Domain Names Agreement.  Seller shall execute and deliver an assignment of domain names agreement, the form of which is attached as Exhibit F (the “Assignment of Domain Names Agreement”).

(k)           Bill of Sale.  Seller shall execute and deliver a bill of sale in a form reasonably agreeable to Buyer (the “Bill of Sale”).

(l)           Assignment and Assumption Agreement.  Seller shall execute and deliver an assignment and assumption agreement, the form of which is mutually agreeable to the parties (the “Assignment and Assumption Agreement”).

(m)           Independent Contractor Services Agreement.  Seller shall execute and deliver an independent contractor services agreement, the form of which is attached as Exhibit G (the “Independent Contractor Services Agreement”).

(n)           UCC Termination Statements.  Seller shall deliver duly executed UCC termination statements terminating any Liens on the Purchased Assets.

7.2           Closing Deliveries of Buyer.  At the Closing, Buyer shall deliver the following to Seller.

(a)           Base Consideration.  Buyer shall deliver (i) the Base Consideration (ii) plus the Payment in Lieu of Assumption, if any, (iii) less the General Indemnification Escrow Amount, and (iv) less the Reserved Liability Escrow Amount, to the Seller and deposit the General Indemnification Escrow Amount and the Reserved Liability Escrow Amount with the Escrow Agent, as provided in Article I.

(b)           Escrow Agreement.  Buyer shall execute and deliver the Escrow Agreement.

(c)           Trademark Assignment Agreement.  Buyer shall execute and deliver the Trademark Assignment Agreement.

(d)           Patent Assignment Agreement.  Buyer shall execute and deliver the Patent Assignment Agreement.

(e)           Bill of Sale.  Buyer shall execute and deliver the Bill of Sale.

(f)           Assignment and Assumption Agreement.  Buyer shall execute and deliver the Assignment and Assumption Agreement.

(g)           Independent Contractor Services Agreement.  Buyer shall execute and deliver the Independent Contractor Services Agreement.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION; ESCROW

8.1           Survival of Representations and Warranties.  The representations and warranties of Seller and Buyer contained in Article II and Article III of this Agreement, respectively, or in any certificate or other instruments delivered at the Closing pursuant to this Agreement, shall survive for a period of twelve (12) months following the Closing Date; provided, however, that the representations and warranties of Seller contained in Section 2.13 (Tax Matters) and Section 2.16 (Intellectual Property) shall survive until sixty (60) days after the running of the applicable statute of limitations (the “Claim Period”).

8.2           Indemnification of Buyer Indemnified Parties.  Upon the Closing, Seller shall indemnify and hold harmless Buyer and its officers, directors, Affiliates, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against, and shall reimburse any Buyer’s Indemnified Persons for, all claims (including without limitation Third Party Claims), losses, liabilities, damages, diminutions in value, deficiencies, costs, interest, awards, amounts paid in settlement, judgments, penalties, and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Buyer Indemnified Parties, or any of them, directly or indirectly, arising out of, related to, or resulting from or based upon (a) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement; (b) any failure by Seller to perform or comply with any covenant or agreement contained in this Agreement, any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement; (c) an Excluded Liability or an Excluded Asset; (d) any Taxes of Seller; (e) any Liabilities with respect to any Seller Employee Plan(s), including Liabilities with respect to Seller contributions required by the terms of such Seller Employee Plan(s); (f) any infringement claims with respect to Seller or the Intellectual Property; (g) any claims by any holders of Seller Membership Equity, employees or independent contractors of Seller that relates to Seller Membership Equity, the allocation of the Purchase Price to such holder of Seller Membership Equity, or any facts, events, transactions, occurrences or actions or inactions of Seller arising on or prior to the Closing Date; (h) any failure by Seller to obtain a Required Consent; (i) failure by Seller to qualify or be licensed as a foreign corporation in any jurisdiction; and (j) any Reserved Liability.

8.3           Indemnification of Seller Indemnified Parties.  Upon the Closing, Buyer shall indemnify and hold harmless Seller and its officers, members, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against, and shall reimburse any Seller Indemnified Parties for, all Loss or Losses incurred or sustained by the Seller Indemnified Parties, or any of them, directly or indirectly, arising out of, related to, or resulting from or based upon (a) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement; (b) any failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement, any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement; (c) an Assumed Liability or a Purchased Asset; and (d) any claims by any employees or independent contractors of Buyer that relate to any facts, events, transactions, occurrences or actions or inactions of Buyer arising after the Closing Date.

8.4           Third Party Claims.

(a)           If any legal proceedings shall be instituted or any claim is asserted by any third party during the Claim Period (the “Third Party Claim”) in respect of which any party hereto may have an obligation to indemnify another party pursuant to this Article VIII, the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) written notice thereof as promptly as possible, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is materially prejudiced thereby.

(b)           The Indemnifying Party may assume control of the defense of the Indemnified Party against the Third Party Claim with counsel reasonably satisfactory to such Indemnified Party:

(i)            within 15 days after receipt of such written notice, the Indemnifying Party confirms in writing that the Indemnifying Party will defend the Indemnified Party from and against the Losses the Indemnified Party may incur as a result of or arising out of the Third Party Claim;

(ii)           the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the Third Party Claim and to fulfill its indemnification obligations hereunder with respect to all Losses that are reasonably likely to result from or arise out of the Third Party Claim;

(iii)          the Third Party Claim is not, in the good faith judgment of the Indemnified Party (in the case of Buyer, acting reasonably through its board of directors), reasonably likely to be materially adverse to the Indemnified Party’s reputation or its relationships with its employees, members, stockholders, or any of its significant customers or business partners;

(iv)          the Third Party Claim does not seek an order, injunction, non-monetary or other equitable relief against the Indemnified Party which the Indemnified Party (in the case of Buyer, acting reasonably through its board of directors) determines reasonably and in good faith could, if successful, materially interfere with or adversely affect in any material respect the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party; and

(v)           the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, keeps the Indemnified Party informed of material developments with respect to the Third Party Claim and consults with the Indemnified Party prior to making material strategic decisions with respect to the defense of the Third Party Claim.

(c)           So long as the Indemnifying Party is conducting the defense of the Third Party Claim and the conditions set forth in Section 8.4(b) hereof are being met:

(i)            the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances;

(ii)           the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld, conditioned or delayed);

(iii)          no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement (without the prior written approval of the Indemnified Party) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim (with such approval not to be unreasonably withheld, conditioned or delayed); and

(iv)          the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances.

(d)           If any of the conditions set forth in Section 8.4(b) above becomes unsatisfied, the Indemnified Party shall, after reasonable written notice to the Indemnifying Party, have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore.  If the Indemnifying Party is Seller, the reimbursement of fees, costs and expenses required by this Section 8.4 shall be made from the General Indemnification Escrow Fund by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

8.5           Other Claims.  A claim for indemnification for any matter not involving a third-party claim shall be asserted by the Indemnified Party to the Indemnifying Party in writing as promptly as possible, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim (to the extent known) and, if known, the amount of the liability asserted or which may be asserted by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is materially prejudiced thereby.

8.6           Indemnification Limitations.  The Buyer Indemnified Parties and Seller Indemnified Parties may not assert any claim for Losses under Section 8.2(a) or Section 8.3(a), respectively, until the aggregate amount of Losses in respect of such claims equals or exceeds $75,000 (the “Threshold”), such Threshold only including individual Losses of $10,000 or greater; provided, however, that the foregoing shall not apply with respect to Losses related to (i) a breach of the representations and warranties set forth in Section 2.13 (Tax Matters) and Section 2.16 (Intellectual Property) or (ii) fraud or intentional misrepresentation.  Thereafter, liability shall be for the full amount of such Losses without regard to the Threshold or to the minimum individual Losses described above.

8.7           General Indemnification Escrow Fund; General Indemnification Escrow Period; Remedy.

(a)           By virtue of this Agreement and to satisfy the indemnity obligations provided for in Section 8.2(a)-(i), at the Closing Date, Buyer shall deposit with the Escrow Agent the General Indemnification Escrow Amount, and the General Indemnification Escrow Fund shall be governed by the terms set forth in the Escrow Agreement.  Buyer and Seller shall each pay one-half of all fees arising under or in connection with the Escrow Agreement.  The General Indemnification Escrow Amount shall be available to compensate the Buyer Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII for a period of twelve months after the date hereof (the “General Indemnification Escrow Period”).  Subject to Section 8.7(b) below, after the Escrow Period, any remaining portion of the General Indemnification Escrow Fund, including accrued interest, shall be distributed to the Seller in accordance with the Escrow Agreement (less any amounts to cover any outstanding indemnification claims).

(b)           If any claims for indemnification have been made pursuant to this Article VIII and the same are still pending or unresolved at the expiration of the Escrow Period, such claims will continue to be subject to the indemnification provisions of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person (and the General Indemnification Escrow Amount shall not be the exclusive remedy) in respect of Losses arising out of any fraud related to this Agreement, any Related Agreements or any certificates or other instruments delivered pursuant to this Agreement on the part of such Person.

8.8           Reserved Liability Escrow Fund; Reserved Liability Escrow Period; Remedy.

(a)           To satisfy the indemnity obligations provided for in Section 8.2(j), at the Closing Date, Buyer shall deposit with the Escrow Agent the Reserved Liability Escrow Amount, and the Reserved Liability Escrow Fund shall be governed by the terms set forth in the Escrow Agreement.  Buyer and Seller shall each pay one-half of all fees arising under or in connection with the Escrow Agreement.  The Reserved Liability Escrow Amount shall be available to compensate the Buyer Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them related to any potential Tax Liability listed on Section 8.8(a) of the Disclosure Schedule (a “Reserved Liability”) for a period of five years after the Closing Date (the “Reserved Liability Escrow Period”).  Upon the occurrence of any of the following events (each a “Release Event”), the Escrow Agent shall release funds to Seller from the Reserved Liability Escrow Fund during the Reserved Liability Escrow Period to the extent that a Reserved Liability will not result in potential successor Liability to Buyer:

(i)            Seller gives Buyer a valid sales Tax exemption certificate that provides Buyer with proof satisfactory to Buyer that no sales Tax was or will be due for a specified Reserved Liability;

(ii)           Seller provides Buyer with proof satisfactory to Buyer that Seller paid sales Tax related to a Reserved Liability, and such payment will relieve Buyer of any potential successor liability relating to such Reserved Liability;

(iii)          Seller provides Buyer with proof satisfactory to Buyer that a customer paid use tax related to a Reserved Liability, and such payment will relieve Buyer of any potential successor liability relating to such Reserved Liability,

(iv)          Seller is audited by a State Tax Authority, and provides Buyer with proof satisfactory to Buyer that such audit eliminates the possibility that Buyer could be liable for any Tax related to a Reserved Liability, or

(v)           Seller is audited by a State Tax Authority, and provides Buyer with proof satisfactory to Buyer that such audit results in a Tax liability that is paid by Seller that is less than the related Reserved Liability covered by such audit.

(b)           At the end of the Reserved Liability Escrow Period, the Escrow Agent shall release any remaining Reserved Liability Escrow Amount according to the terms of the Escrow Agreement; provided, however, that if prior to the expiration of the Reserved Liability Escrow Period, Buyer or Seller has received notice of any State Tax Authority’s intent to audit Buyer or Seller or assess Tax (a “State Tax Notice”) relating to a Reserved Liability, and such State Tax Notice has not resulted in a Release Event as of the expiration of the Reserved Liability Escrow Period, the Escrow Agent shall retain an amount in the Reserved Liability Escrow Fund equal to any Reserved Liability that is the subject of such State Tax Notice (the “Retained Amount”).  When the state Tax authority or a court of competent jurisdiction makes a final non-appealable determination that either no Tax or an amount of Tax that is less than the Retained Amount is due as a result of the audit or assessment, the Escrow Agent shall release the Retained Amount to the Seller to the extent Buyer has no potential successor Liability with respect to the related Reserved Liability.

(c)           The Reserved Liability Escrow Fund shall be the exclusive remedy of any Buyer Indemnified Party for Losses related to any Reserved Liability.

ARTICLE IX

TERMINATION

9.1           Termination.  This Agreement may be terminated at any time prior the Closing Date as follows:

(a)           Mutual Consent.  By the mutual consent of Buyer and Seller.

(b)           Breach.  By Buyer or Seller, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein; or (ii) a material breach by the other party of any of the covenants or agreements contained herein (either (i) or (ii) above being a “Terminating Breach”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of or failure to fulfill its obligations under this Agreement resulted in the failure of any such condition.

(c)           Delay.  By Buyer or Seller, in the event that transactions contemplated hereby are not consummated by October 1, 2010, except to the extent that the failure of the transactions contemplated hereby to be consummated arises out of or results from a breach of this Agreement by the party seeking to terminate pursuant to this Section 9.1(c).

(d)           Governmental Entity.  By either Buyer or Seller if a court of competent jurisdiction or Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

9.2           Effect of Termination.  Except as otherwise set forth in this Agreement, in the event of the termination of this Agreement pursuant to Section 9.1, there shall be no liability on the part of any party hereto or any of its Affiliates, directors, officers, employees, members or stockholders and this Agreement shall otherwise forthwith become void; provided however, that this Section 9.2, Article X and that certain confidentiality and non disclosure agreement between Buyer and Seller, dated July 26, 2010 (the “Confidentiality Agreement”) shall survive termination of this Agreement and the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement or the Confidentiality Agreement.  Notwithstanding the first sentence of this Section 9.2, nothing herein shall prevent any party from seeking all remedies available at law or equity for a breach of this Agreement or the Confidentiality Agreement prior to Closing, including specific performance.

ARTICLE X

GENERAL PROVISIONS

10.1           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person other than Buyer or its Affiliates relating to, whether in a single transaction or series of related transactions (i) any sale of substantially all assets, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Seller, (ii) any direct or indirect acquisition or purchase of twenty percent (20%) of any class of Seller’s membership interest, or (iii) any other transaction having a similar effect to those described in clauses (i)-(ii).

“Affiliate” as used in Section 2.24 is defined in Section 2.24(a)(i), otherwise “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” is defined in the Preamble of this Agreement.

“Allocation Date” is defined in Section 1.6.

“Allocation Statement” is defined in Section 1.6.

“Assignment and Assumption Agreement” is defined in Section 7.1(l).

“Assignment of Domain Names Agreement” is defined in Section 7.1(j).

“Assumed Liabilities” is defined in Section 1.4.

“Balance Sheet Date” is defined in Section 2.8(a).

“Base Consideration” is defined in Section 1.5.

“Business” is defined in the Recitals to this Agreement.

“Business Day[s]” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Detroit, Michigan are authorized or obligated by law or executive order to close.

“Buyer” is defined in the Preamble of this Agreement.

“Buyer Indemnified Parties” is defined in Section 8.2.

“Cash Distribution Statement” shall mean a statement of any distributions of cash made by Seller since the Balance Sheet Date.

“Certificate of Formation” is defined in Section 2.1.

“Charter Documents” is defined in Section 2.1.

“Claim Period” is defined in Section 8.1.

“Closing” is defined Section 1.7(a).

“Closing Condition Consents” shall mean the consents listed on Exhibit H.

“Closing Date” is defined in Section 1.7(a).

“Closing Date Cash Balance Statement” is defined in Section 5.5.

“COBRA” is defined in Section 2.24(a)(ii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” is defined in Section 9.2.

“Conflict” is defined in Section 2.6.

“Contaminant” is defined in Section 2.16(s).

“Contingent Consideration” is defined in Exhibit A.

“Contract” is any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license.

“Current Balance Sheet” is defined in Section 2.8(a).

“Customer Information” is defined in Section 2.15(f).

“DDAR Note” is defined in Section 2.2(b).

“Delaware Law” shall mean the Delaware Limited Liability Company Act or the Delaware General Corporation Law, as applicable.

“Disabling Code” is defined in Section 2.24(a)(iv).

“Disclosure Schedule” shall mean that certain schedule, dated the date hereof, supplied by Seller to Buyer disclosing certain matters to Buyer.

“DOL” is defined in Section 2.24(a)(iv).

“Employee” is defined in Section 2.24(a)(v).

“Employee Agreement” is defined in Section 2.24(a)(vi).

“End User Agreement” shall mean shall mean customer agreements (including Seller’s standard end user license agreement that is presented to an end user during installation of Seller’s Products) entered into in the ordinary course of business that provide users the non exclusive right to use a Seller Product (in the case of Seller Products that include software, such agreement providing only an object code license to such software) or non exclusive right to receive services of Seller, but provides no rights to distribute Seller Products or make any modifications thereto.

“Environmental Claims” shall mean all administrative, regulatory or judicial actions, suits, demands, demand letters, notice letters, claims, liens, notices of non-compliance or violation, investigations, actions or proceedings relating to Hazardous Materials, Environmental Laws or Environmental Permits by (a) governmental or regulatory authorities for enforcement, cleanup, cost recovery, removal, response, remedial or other actions or damages (including, but not limited to, natural resource damages) pursuant to any applicable Environmental Laws, and (b) any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” shall mean all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses or judicial or administrative interpretations thereof, or similar laws, all as are currently in existence, issued, or promulgated, any of which govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, injunctions, decrees, rulings, licenses, or judicial or administrative interpretations thereof, including without limitation:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC § 9601 et seq. (herein collectively “CERCLA”); the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (herein, collectively, RCRA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq. (the “Hazardous Materials Transportation Act”); the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq. (the “Clean Water Act”); the Clean Air Act, as amended, 42 U.S.C. § 7401-7642, (the “Clean Air Act”); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq. (the “Toxic Substances Control Act”), the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y (“FIFRA”), the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C § 11001, et seq. (Title III of SARA) (“EPCRA”) and similar or related state and local laws.

“Environmental Permits” means all environmental approvals, permits, licenses, clearances and consents

“Equipment” is defined in Section 2.15(e).

“ERISA” is defined in Section 2.24(a)(vii).

“Escrow Agent” shall mean JPMorgan Chase Bank, National Association, or another institution acceptable to Buyer and Seller.

“Escrow Agreement” is defined in Section 7.1(g).

“Escrow Period” is defined in Section 8.7(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” is defined in Section 1.3.

“Excluded Contracts” is defined in Section 1.3(a).

“Excluded Liabilities” is defined in Section 1.4(b).

“Financials” is defined in Section 2.8(a).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“General Indemnification Escrow Amount” shall mean Seven Hundred and Fifty Thousand Dollars ($750,000).

“General Indemnification Escrow Fund” is defined in Section 1.7(b)(ii).

“Governmental Entity” is defined in Section 2.7.

“Hazardous Materials”  shall be construed to include any toxic or hazardous substance, material or waste or constituent thereof, and any other contaminant, pollutant, waste or by-product material whether liquid, solid, semisolid, sludge and/or gaseous, including without limitation, chemicals, compounds, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires or may require investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws, or which has been determined or interpreted by any Governmental Entity to be a hazardous or toxic substance regulated under any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than accounts payable incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including any contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including any guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any amounts owed to any Person under any noncompetition, nonsolicitation, severance or similar arrangements, (x) any change-of-control, retention or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (xi) any Liability under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xii) any Liability with respect to retirement plans (to the extent to which the Liabilities of such plans (determined on a plan termination/solvency basis) exceed the market value of assets held in such plans’ trust, if any), (xiii) any off-balance sheet financing of a Person (but excluding all operating leases), (xiv) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date and (xv) any Liabilities incurred by such Person (including any fees, costs and expenses incurred on behalf of Seller) in connection with the negotiation of this Agreement, the Related Agreements, the performance of such Person’s and its Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

“Indemnified Party” is defined in Section 8.4(a).

“Indemnifying Party” is defined in Section 8.4(a).

“Independent Contractor Services Agreement” is defined in Section 7.1(m).

“Intellectual Property” is defined in Section 2.16(a).

“Interim Financials” is defined in Section 2.8(a).

“Inventory” is defined in Section 1.2(e).

“IRS” is defined in Section 2.24(a)(viii).

“Key Employees” shall mean the individuals listed on Exhibit I.

“Knowledge” or “Known” is defined on Exhibit J.

“Law” means any constitution, statute, law (including common law), ordinance, code, rule, regulation, governmental order or other requirement enacted, enforced, entered or promulgated by any Governmental Entity.

“Lease Agreements” is defined in Section 2.15(b).

“Leased Real Property” is defined in Section 2.15(a).

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“License Agreement” is defined in Section 2.16(b).

“Lien” shall mean any lien, pledge, charge, claim, mortgage, liability, security interest, right of first refusal, title retention agreement, third party right or other encumbrance of any sort.

“Loss” or “Losses” is defined in Section 8.2.

“Material Adverse Effect” means, with respect to Buyer or Seller, any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of Buyer and its Subsidiaries taken as a whole or Seller taken as a whole, respectively, or (ii) would materially impair the ability of either Buyer or Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) any change in laws and regulations or interpretations thereof by courts or governmental authorities generally applicable to businesses of the kind and nature conducted by Buyer and Seller, (b) any change in GAAP or regulatory accounting principles generally applicable to businesses of the kind and nature conducted by Buyer and Seller, (c) any change arising or resulting from general industry, economic or capital market conditions that affects Buyer or Seller, as applicable (or the markets in which Buyer or Seller, as applicable, competes) in a manner not disproportionate to the manner in which such conditions affect comparable companies in the industries or markets in which Seller or Buyer, as applicable, competes, or (d) any act or omission of Seller taken with the prior written consent of Buyer.

“Material Contract” or “Material Contracts” is defined in Section 2.17(a).

“Member” is a holder of Seller Membership Interests immediately prior to the Closing Date.

“Multiemployer Plan” is defined in Section 2.24(a)(ix).

“Notice Party” is defined in Section 1.6.

“Open Source Materials” is defined in Section 2.16(t).

“Optionholders” shall mean the individuals who hold Seller Options.

“Pension Plan” is defined in Section 2.24(a)(x).

“Permitted Liens” shall mean: (A) statutory Liens for Taxes that are not yet due and payable or Liens for Taxes being contested in good faith by any appropriate proceedings; (B) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Liens; and (E) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods.

“Person” shall mean an individual or entity, including a partnership, limited liability Seller, a corporation, an association, a joint stock Seller, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Personal Property” is defined in Section 1.2(f).

“Plans” is defined in Section 2.2(b).

“Purchase Price” is defined in Section 1.5.

“Purchased Assets” is defined in Section 1.2.

“Purchased Contracts” is defined in Section 1.2(g).

“Receivables” is defined in Section 1.2(d).

“Related Agreements” shall mean the Escrow Agreement, the Employee Agreements, the Non-Competition and Non-Solicitation Agreements, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Assignment of Domain Names Agreement, the Bill of Sale, the Assignment and Assumption Agreement and all other agreements and certificates entered into by Seller and the Key Employees in connection with the transactions contemplated hereby.

“Release Event” is defined in Section 8.8(a).

“Required Consent” is defined in Section 2.7.

“Reserved Liability” is defined in Section 8.8(a).

“Reserved Liability Escrow Amount” shall mean Six Hundred and Thirty Thousand Dollars ($630,000).

“Reserved Liability Escrow Fund” is defined in Section 1.7(b)(ii).

“Reserved Liability Escrow Period” is defined in Section 8.8(a).

“Retained Amount” is defined in Section 8.8(b).

“Returns” is defined in Section 2.13(b)(i).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble of this Agreement.

“Seller Authorizations” is defined in Section 2.19.

“Seller Employee Plan” is defined in Section 2.24(a)(iii).

“Seller Indemnified Parties” is defined in Section 8.3

“Seller Member Approval” is defined in Section 2.5.

“Seller Membership Equity” means all Seller Membership Interests and any equity securities, options, warrants, units or interests convertible into or exchangeable for such Seller Membership Interests.

“Seller Membership Interests” is defined in Section 2.2(a).

“Seller Options” shall mean all issued and outstanding options, warrants, stock appreciation rights and other rights (including commitments to grant options, warrants or other rights) to purchase or otherwise acquire Seller Membership Equity (whether or not vested) held by any person or entity.

“Seller Products” is defined in Section 2.16(c).

“State Tax Authority” shall mean any state, county, city or other municipal tax authority within a state.

“State Tax Notice” is defined in Section 8.8(b).

“Subsidiary” or “Subsidiaries” means, individually or collectively, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” or “Taxes” are defined in Section 2.13(a).

“Third Party Claim” is defined in Section 8.4(a).

“Third Party Expenses” shall mean, regardless of when incurred, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and all payroll taxes, if any, related to the Purchase Price.

“Threshold” is defined in Section 8.6.

“Trademark Assignment Agreement” is defined in Section 7.1(h).

“Transferred Seller Employees” is defined in Section 5.4.

“UAR Plan” is defined in Section 2.2(b).

“Year-End Financials” is defined in Section 2.8(a).

10.2           Notices.  For purposes of the Closing, the delivery of documents by or to the attorneys or other agents or representatives of a Party shall be deemed to constitute delivery by or to that Party.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow).  Notices, demands and communications to Buyer and Seller shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

(a)              If to Buyer, to:

CompuwareCorporation
One Campus Martius
Detroit, Michigan  48226
Facsimile No.: (313) 227-7690
Attention:  General Counsel

with a copy to (which copy shall not constitute notice):

Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan  48243
Facsimile No.: (313) 568-6832
Attention:  Jin-Kyu Koh

(b)              If to Seller:

John Haughton, M.D., M.S.
103 Boone Trail
Severna Park, Maryland 21146

with a copy to (which copy shall not constitute notice):

Kavinoky Cook LLP
Suite 800
726 Exchange Street
Buffalo, New York  14210
Facsimile No.:  (716) 845-6474
Attention:  David A. LoTempio

10.3           Interpretation.  The terms of this Agreement are contractual and not mere recitals.  Any pronouns in this Agreement that refer to a particular gender mean and refer to the appropriate gender or neuter when applied to a particular party, person or entity.  Unless otherwise stated, all references in this Agreement to paragraph, subparagraph, section, subsection, clause and subclause are intended to refer to paragraphs, subparagraphs, sections, subsections, clauses and subclauses, respectively, of this Agreement.  The parties acknowledge and agree that titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes.  As a result, Section and paragraph headings, titles or captions should not be used to interpret or construe the terms of this Agreement.  Except as to words or phrases specifically defined in this Agreement, the parties agree that all words and phrases selected to state the terms of this Agreement are to be interpreted in accordance with their plain and generally prevailing meaning and not with regard to any different meaning that any of the parties might otherwise attach to a particular word or phrase.  The parties further acknowledge that, as a result of either drafting or negotiating specific terms, or as a result of approving language selected by others to state specific terms, they are each and all equally responsible for the wording of the terms of this Agreement.  As a result, the parties agree and acknowledge that in interpreting this Agreement, the rule of contractual interpretation and construction that provides that an ambiguity in the terms of an agreement shall be construed against the party drafting such term does not apply to the interpretation or construction of the terms of this Agreement.

10.4           Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement.  This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5           Entire Agreement; Assignment; Amendment.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the Related Agreements (i) contain the entire agreement and understanding between the parties with respect to the subject matter herein identified and merges and integrates any and all previous and contemporaneous implied agreements (in fact or law), between or among the parties concerning such matters, and (ii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its Affiliates as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder.  This Agreement may be amended by the parties hereto only by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

10.6           No Third Party Beneficiaries.  The terms of this Agreement are intended solely for the benefit of the parties and are not intended to inure, and will not inure, to the benefit of any other Person.

10.7           Severability.  If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

10.8           Governing Law.  This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Michigan applicable to contracts between residents of the State of Michigan.  Any action involving this Agreement shall be brought and maintained solely in a state or federal court located in Wayne County, Michigan.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Wayne County, Michigan, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Michigan for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.11           Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto (including those set forth in Article VIII) shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

10.12           Equitable Remedies.  Each party agrees that a failure to comply with any provision of this Agreement will cause the other party irreparable harm and that such other party will be entitled to seek equitable relief, without the necessity of posting a bond, including specific performance, an injunction, a restraining order and/or other equitable relief in order to enforce the provisions of this Agreement, which right is in addition to, and not in lieu of, any other remedy to which such party is entitled under law (including monetary damages).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed, all as of the date first written above.

DOCSITE, LLC

By:	/s/John Haughton, M.D.

Name:	John Haughton, M.D.

Title:	Chairman

COMPUWARE CORPORATION

By:	/s/ Laura L. Fournier

Name:	Laura Fournier

Title:	Executive Vice President & Chief Financial Officer